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        [Form of Opinion to be issued as of Effective Date of Form S-4]

                                 July __, 1998



IWL Communications, Incorporated
12000 Aerospace Avenue, Suite 200
Houston, TX  77034

Ladies and Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of IWL Acquisition Corp. ("I-Sub"), a Texas corporation and a direct wholly-owned subsidiary of CapRock Communications Corp., a Texas corporation formerly known as IWL Holdings Corp. ("Holdings"), with and into IWL Communications, Incorporated, a Texas corporation ("IWL").

     In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger and Plan of Exchange dated as of February 16, 1998, as amended, by and among IWL, Holdings, I-Sub, CapRock Telecommunications Corp., a Texas corporation formerly known as CapRock Communications Corp. ("Telecommunications"), CapRock Acquisition Corp. ("C-Sub"), a Texas corporation and a direct wholly-owned subsidiary of Holdings, and CapRock Fiber Network, Ltd., a Texas limited partnership (the "Partnership") (the "Merger Agreement"), and the Joint Proxy Statement/Prospectus dated July __, 1998 (the "Joint Proxy Statement") included in the Registration Statement on Form S-4 (the "Registration Statement"), as filed by Holdings with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Securities Act") on July 9, 1998. Unless otherwise indicated, any defined terms used herein have the same meaning as in the Joint Proxy Statement.

     Our opinion set forth below assumes (1) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Joint Proxy Statement and the Registration Statement and (2) the accuracy and completeness of (i) the statements and facts concerning the Merger set forth in the Merger Agreement, the Joint Proxy Statement, and the Registration Statement, (ii) the facts that are the subject of the representations of Holdings and I-Sub set

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IWL Communications, Incorporated
Page 2
July 9, 1998


forth in the certificate delivered to us by Holdings and dated the date hereof, and (iii) the facts that are the subject of the representations of IWL set forth in the certificate delivered to us by IWL and dated the date hereof.

     Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, as of the date hereof we are of the opinion that, the material federal income tax consequences of the Transaction to the holders of IWL Common Stock, Holdings, IWL, and I-Sub, are as follows:

          1. no gain or loss will be recognized for federal income tax purposes by holders of IWL Common Stock upon their exchange of IWL Common Stock solely for Holdings Common Stock pursuant to the Merger;

          2. the aggregate tax basis of Holdings Common Stock received by a holder of IWL Common Stock as a result of the Merger will be the same as such stockholder's aggregate tax basis in the IWL Common Stock surrendered in the exchange;

          3. assuming that the shares of IWL Common Stock surrendered in the exchange constitute capital assets in a stockholder's hands, the holding period of the Holdings Common Stock held by former holders of IWL Common Stock as a result of the exchange will include the period during which such shareholder held the IWL Common Stock exchanged; and

          4. no gain or loss will be recognized for federal income tax purposes by Holdings, IWL or I-Sub as a result of the formation of Holdings or I-Sub or as a result of the Merger.

We express no opinion concerning any tax consequences of the Merger, other than those specifically set forth herein.

     Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant all as in effect on the date hereof, any of which may be changed at any time with retroactive effect. Any change after the date hereof in applicable laws or in the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

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IWL Communications, Incorporated
Page 3
July 9, 1998


     In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the headings "THE TRANSACTION--Certain United States Federal Income Tax Consequences of the Mergers" and "LEGAL MATTERS" in the Joint Proxy Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                       Very truly yours,



                                       [to be signed:
                                        "Munsch Hardt Kopf
                                        Harr & Dinan, P.C."]